     Exhibit 97

MOTOROLA SOLUTIONS, INC.
Compensation Recoupment Policy
Effective November 16, 2023

Purpose

    As required pursuant to the listing standards of the New York Stock Exchange (the “Stock Exchange”), Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 under the Exchange Act, and the Stock Exchange Listed Company Manual, Section 303A.14, the Board of Directors (the “Board”) of MOTOROLA SOLUTIONS, INC. (the “Company”) has adopted this Compensation Recoupment Policy (the “Policy”) to empower the Company to recover from any Covered Officer (as defined below) the Covered Compensation (as defined below) Received (as defined below) by such Covered Officer in the event of an Accounting Restatement (as defined below). The Policy is an amendment and restatement of the Company’s Policy Regarding Recoupment of Incentive Payments Upon Financial Restatement, last amended December 11, 2012 (the “Prior Policy”), and all references to the Prior Policy contained in any future award agreements, other grant materials or correspondence to participants, or other Company plans, shall be deemed to refer to this Policy. The Prior Policy will continue to apply with respect to Incentive-Based Compensation Received prior to October 2, 2023.

Notwithstanding anything in this Policy to the contrary, at all times, this Policy remains subject to interpretation and operation in accordance with the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “SEC”), the listing standards adopted by the Stock Exchange, and any applicable SEC or Stock Exchange guidance or interpretations issued from time to time regarding such Covered Compensation recovery requirements (collectively, the “Final Guidance”). To the extent this Policy is in any manner deemed inconsistent with the Final Guidance, this Policy shall be treated as retroactively amended to be compliant with and incorporate such guidance.

General Definitions

“Covered Compensation” is the amount of Incentive-Based Compensation (as defined below) Received by any Covered Officer during the applicable Recovery Period (as defined below) that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received by such Covered Officer during the Recovery Period had it been determined based on the restated amounts and computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded Covered Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the amount of such Incentive-Based Compensation that is deemed to be Covered Compensation will be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return, as applicable, upon which the Incentive-Based Compensation was Received. The Company will maintain and provide to the Stock Exchange documentation of the determination of such reasonable estimate.

“Covered Officer” is defined as any current or former executive officer within the meaning of Rule 10D-1(d) under the Exchange Act as determined by the Board or the Compensation and Leadership Committee of the Board. Covered Officers include, at a minimum, “executive officers” as defined in Rule 3b-7 under the Exchange Act and identified under Item 401(b) of Regulation S-K.
“Incentive-Based Compensation” is defined as any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure (as defined below). For purposes of clarity, Incentive-Based Compensation includes compensation that is in any plan, other than tax-qualified retirement plans, including long-term disability, life insurance, and supplemental executive retirement plans, and any other compensation that is based on such Incentive-Based Compensation, such as earnings accrued on notional amounts of Incentive-Based Compensation contributed to such plans.

Incentive-Based Compensation is deemed “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

“Financial Reporting Measure” is defined as a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, whether or not presented within the Company’s financial statements or included in a filing with the SEC. Stock price and total shareholder return are also Financial Reporting Measures.

“Recovery Period” is defined as the three completed fiscal years immediately preceding the Trigger Date (as defined below) and, if applicable, any transition period resulting from a change in the Company’s fiscal year within or immediately following those three completed fiscal years (provided, however, that if a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year comprises a period of nine to 12 months, such period would be deemed to be a completed fiscal year).

“Trigger Date” as of which the Company is required to prepare an Accounting Restatement is the earlier to occur of: (i) the date that the Board, applicable Board committee, or officers authorized to take action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare the Accounting Restatement; or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare the Accounting Restatement.

Policy Statement
    Unless a Recoupment Exception (as defined below) applies, the Company will recover reasonably promptly from each Covered Officer the Covered Compensation Received by such Covered Officer in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (each, an “Accounting Restatement”).

Requirements

The Policy applies to all Covered Compensation Received by any Covered Officer if: (i) it is Received on or after October 2, 2023; (ii) it is Received after such Covered Officer begins service as a Covered Officer; (iii) such Covered Officer served as a Covered Officer at any time during the performance period for such Covered Compensation; and (iv) it is Received while the Company has a class of securities listed on a national securities exchange or a national securities association.
Method of Recovery

The Board will determine, in its sole discretion, the method for recouping the Covered Compensation, consistent with the Final Guidance.

No Indemnification.

Notwithstanding anything to the contrary set forth in any policy, arrangement, bylaws, charter, certificate of incorporation or plan of the Company or any individual agreement between a Covered Officer and the Company or any of its affiliates, no Covered Officer shall be entitled to indemnification or payment or reimbursement for the cost of insurance from the Company or any of its affiliates for the amount that is or may be recovered by the Company pursuant to this Policy.

Recoupment Exceptions

    The Company is required to recover all Covered Compensation Received by any Covered Officer in the event of an Accounting Restatement unless (i) one of the following conditions is met and (ii) a majority of the independent directors serving on the Board have made a determination that recovery would be impracticable in accordance with Rule 10D-1 under the Exchange Act (under such circumstances, a “Recoupment Exception” applies):

(1) the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered (and the Company has already made a reasonable attempt to recover such erroneously awarded Covered Compensation from such Covered Officer, has documented such reasonable attempt(s) to recover, and has provided such documentation to the Stock Exchange);

(2) recovery would violate home country law that was adopted prior to November 28, 2022 (and the Company has already obtained an opinion of home country counsel, acceptable to the Stock Exchange, that recovery would result in such a violation, and has provided such opinion to the Stock Exchange); or

(3) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code and regulations thereunder. For purposes of clarity, this Recoupment Exception only applies to tax-qualified retirement plans and does not apply to other plans, including long term disability, life insurance, and supplemental executive retirement plans, or any other compensation that is based on Incentive-Based Compensation in such plans, such as earnings accrued on notional amounts of Incentive-Based Compensation contributed to such plans.

Administration and Interpretation

    The Board will administer this Policy in accordance with the Final Guidance, and will have full and exclusive authority and discretion to supplement, amend, repeal, interpret, terminate, construe, modify, replace and/or enforce (in whole or in part) this Policy, including the authority to correct any defect, supply any omission or reconcile any ambiguity, inconsistency or conflict in the Policy, subject to the Final Guidance. This Policy is in addition to and is not intended to change or interpret any federal or state law or regulation, including the Delaware General Corporation Law, the Restated Certificate of Incorporation with Amendments of the Company, or the Amended and Restated Bylaws of the Company.

    The Board will have the authority to offset any compensation or benefit amounts that become due to the applicable Covered Officers to the extent permissible under Section 409A of the Internal Revenue Code of 1986, as amended, and as it deems necessary or desirable to recover any Covered Compensation.

    Each Covered Officer, upon being so designated or assuming such position, is required to execute an acknowledgment of and consent to this Policy, in a form reasonably acceptable to and provided by the Company from time to time, (i) acknowledging and consenting to be bound by the terms of this Policy, (ii) agreeing to fully cooperate with the Company in connection with any of such Covered Officer’s obligations to the Company pursuant to this Policy, and (iii) agreeing that the Company may enforce its rights under this Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under this Policy.

Disclosure

    This Policy, and any recovery of Covered Compensation by the Company pursuant to this Policy that is required to be disclosed in the Company’s filings with the SEC, will be disclosed as required by the Securities Act of 1933, as amended, the Exchange Act, and related rules and regulations, including the Final Guidance.

MOTOROLA SOLUTIONS, INC.

Compensation Recoupment Policy Acknowledgment and Consent

    The undersigned hereby acknowledges that he or she has received and reviewed a copy of the amended and restated Compensation Recoupment Policy (the “Policy”) of MOTOROLA SOLUTIONS, INC. (the “Company”), effective as of November 16, 2023, as adopted by the Board of Directors of the Company.

    Pursuant to such Policy, the undersigned hereby:

•acknowledges that he or she has been designated as (or assumed the position of) a Covered Officer (as defined in the Policy);

•acknowledges and consents to the Policy;

•acknowledges and consents to be bound by the terms of the Policy;

•acknowledges and consents that (notwithstanding anything to the contrary in any policy, arrangement, bylaws, charter, certificate of incorporation or plan of the Company or any individual agreement between the undersigned and the Company or any of its affiliates) the undersigned shall not be entitled to indemnification or payment or reimbursement for the cost of insurance from the Company or any of its affiliates for the amount that is or may be recovered by the Company pursuant to the Policy;

•agrees to fully cooperate with the Company in connection with any of the undersigned’s obligations to the Company pursuant to the Policy, including, without limitation, the repayment by or recovery from the undersigned of Covered Compensation (as defined in the Policy); and

•agrees that the Company may enforce its rights under the Policy through any and all reasonable means permitted under applicable law as the Company deems necessary or desirable under the Policy.

ACKNOWLEDGED AND AGREED:

Name:

Date:

Motorola Solutions, Inc. Compensation Recoupment Policy
Acknowledgement and Consent